Exhibit 10.44

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (hereinafter referred to as the “Amendment”) is made this ____ day of September, 2013, by and between BRE/DP MN LLC, a Delaware limited liability company (“Landlord”), and BIO-KEY INTERNATIONAL, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant are party to that certain Lease, dated as of May 4, 2009 (the “Lease”, as may be further amended or modified from time to time), pursuant to which Landlord leases to Tenant certain premises consisting of approximately 5,544 rentable square feet with a common address of 1301 Corporate Center Drive, Suite 165, Eagan, Minnesota 55121, as more particularly described in the Lease (the “Premises”), and located in the Project commonly known as Eagandale Business Campus I. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Lease.

WHEREAS, the Term is scheduled to expire on August 31, 2014 and Landlord and Tenant desire to extend the existing Term for an additional forty-eight (48) full calendar months from such expiration date and to amend the terms and conditions of the Lease as hereinafter provided.

AGREEMENT:

NOW, THEREFORE, in consideration of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and the mutual covenants set forth herein, the parties hereto agree as follows:

1.     Extension of Term. The Term is hereby extended for a period of forty-eight (48) full calendar months, commencing as of September 1, 2014 (the “Extended Term Commencement Date”) and expiring on August 31, 2018 (the “Extended Term”). From and after the date hereof, the “Term” shall be deemed to include the Extended Term.

2.     Rent Schedule. The Annual Rent and Monthly Installment of Rent for the Premises payable by Tenant to Landlord during the Extended Term is as follows:

Period		Annual Rent	Monthly
From	Through		Installment of Rent
9/01/2014	8/31/2015	$35,481.60	$2,956.80
9/01/2015	8/31/2016	$36,036.00	$3,003.00
9/01/2016	8/31/2017	$37,144.80	$3,095.40
9/01/2017	8/31/2018	$38,808.00	$3,234.00

Except as otherwise set forth in this Amendment, all other terms and conditions with respect to the payment of Monthly Installment of Rent, Taxes, Expenses, or any other sums due and payable by Tenant under the Lease shall remain as set forth thereunder.

3.     AS-IS Condition. Tenant hereby acknowledges and agrees that it has accepted the Premises as of the date hereof, and will accept the Premises as of the Extended Term Commencement Date, in AS-IS, WHERE-IS condition without any representation or warranty of any kind made by Landlord in favor of Tenant.

4.     Insurance and Waiver of Subrogation. Effective solely with respect to the period from and after the Extended Term Commencement Date, Sections 11 and 12 of the Lease are hereby amended and restated in their entirety as follows:

“11.     Insurance. Tenant, at its sole cost and expense, shall maintain during the Term the following insurance: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $1,000,000 primary per occurrence and $2,000,000 annual aggregate; and in the event property of Tenant’s invitees or customers are kept in, or about the, Premises, Tenant shall maintain warehouser’s legal liability or bailee customers insurance for the full value of the property of such invitees or customers as determined by the warehouse contract between Tenant and its customer; (2) special cause of loss form property insurance covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year; (3) workers’ compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute and shall include a waiver of subrogation in favor of Landlord; (4) employers liability insurance of at least $1,000,000; (5) business automobile liability insurance having a combined single limit of not less than $1,000,000 per occurrence insuring Tenant against liability arising out of the ownership maintenance or use of any owned, hired or nonowned automobiles; and (6) an umbrella liability policy or excess liability policy having a limit of not less than $3,000,000, which policy shall be in “following form” and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. Such umbrella liability policy or excess liability policy shall include coverage for additional insureds. Any company writing any of Tenant’s insurance shall have an A.M. Best rating of not less than A-VIII and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). All commercial general liability and, if applicable, warehouser’s legal liability or bailee customers insurance policies shall (a) name Tenant as a named insured and Landlord, its property manager, and other designees of Landlord as the interest of such designees shall appear, as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. The limits and types of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease. Tenant shall provide Landlord with certificates of such insurance as required under this Lease prior to the Extended Term Commencement Date and thereafter upon renewals at least 15 days prior to the expiration of the insurance coverage. Such certificates shall be on forms currently designated “ACORD 25” (Certificate of Liability Insurance) and “ACORD 28” (Evidence of Commercial Property Insurance) or the equivalent. Attached to the ACORD 25 (or equivalent) there shall be an endorsement naming Landlord, its property manager, and other designees of Landlord as additional insureds, and attached to the ACORD 28 (or equivalent) there shall be an endorsement designating Landlord as a loss payee with respect to Tenant’s property insurance on any Tenant-Insured improvements and trade fixtures, and each such endorsement shall be binding on Tenant’s insurance company. Acceptance by Landlord of delivery of any certificates of insurance does not constitute approval or agreement by Landlord that the insurance requirements of this section have been met, and failure of Landlord to identify a deficiency from evidence provided will not be construed as a waiver of Tenant’s obligation to maintain such insurance. In the event any of the insurance policies required to be carried by Tenant under this Lease shall be cancelled prior to the expiration date of such policy, or if Tenant receives notice of any cancellation of such insurance policies from the insurer prior to the expiration date of such policy, Tenant shall: (i) immediately deliver notice to Landlord that such insurance has been, or is to be, cancelled, (ii) shall promptly replace such insurance policy in order to assure no lapse of coverage shall occur, and (iii) shall deliver to Landlord a certificate of insurance for such policy.”

“12.     Waiver of Subrogation. The special cause of loss form property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers of all rights based upon an assignment from its insured, against Landlord or Tenant, their officers, directors, employees, managers, agents, invitees and contractors, in connection with any loss or damage thereby insured against. Neither party nor its officers, directors, employees, managers, agents, invitees or contractors shall be liable to the other for loss or damage caused by any risk coverable by special cause of loss form property insurance, and each party waives any claims against the other party, and its officers, directors, employees, managers, agents, invitees and contractors for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such parties for losses resulting from an interruption of Tenant’s business, or any person claiming through Tenant, resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever, including without limitation, damage caused in whole or in part, directly or indirectly, by the negligence of Landlord or its agents, employees or contractors, except to the extent such claim arises from the gross negligence or willful misconduct of Landlord and its agents, employees and contractors.”

5.     Notices. Landlord’s Address set forth on the References Pages to the Lease (as may have been otherwise modified from time to time during the Term) is hereby deleted in its entirety and replaced with the following:

LANDLORD’S ADDRESS: With a copy to:

c/o IndCor Properties
2 N. Riverside Plaza, Suite 2350
Chicago, IL 60606
Attention: Lease Administration

c/o IndCor Properties
7887 E. Belleview Avenue, Suite 325
Denver, CO 80111
Attention: Charles E. Sullivan

6.     Limitation of Landlord’s Liability. Section 40 of the Lease shall be amended and restated in its entirety as follows:

“40.     Limitation of Landlord’s Liability. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term "Landlord" in this Lease shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership. Any liability of Landlord under this Lease shall be limited solely to its interest in the Building, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord. Any obligation or liability whatsoever of Landlord which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.”

7.     Additional Change. Section 38 of the Lease is hereby deemed null and void and of no further force and effect.

8.     Roof. Notwithstanding anything to the contrary in the Lease, Landlord may elect, in its sole discretion and from time to time, to install (or permit the installation of) telecommunication equipment, solar equipment and panels, and any other equipment for any other uses on the roof of the Premises.

9.     OFAC. Tenant hereby represents and warrants that, to the best of its knowledge, neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to the defaulting party.

10.     Tenant’s Broker. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction other than AREA Corporate Real Estate Advisors. Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

11.     No Offer. Submission of this Amendment by Landlord is not an offer to enter into this Amendment, but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord and Tenant have fully executed and delivered this Amendment.

12.     Authority. Tenant represents and warrants to Landlord that Tenant has been and is qualified to do business in the state in which the Premises is located, that the entity has the full right and authority to enter into this Amendment, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.

13.     Severability. If any clause or provision of this Amendment is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Amendment shall not be affected thereby. It is also the intention of the parties to this Amendment that in lieu of each clause or provision of this Amendment that is illegal, invalid or unenforceable, there be added, as a part of this Amendment, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

14.     Counterparts and Delivery. The Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Amendment. Execution copies of the Amendment may be delivered by facsimile or email, and the parties hereto agree to accept and be bound by facsimile signatures or scanned signatures transmitted via email hereto, which signatures shall be considered as original signatures with the transmitted Amendment having the binding effect as an original signature on an original document. Notwithstanding the foregoing, Tenant shall, upon Landlord’s request, deliver original copies of the Amendment to Landlord at the address set forth in such request. Neither party may raise the use of a facsimile machine or scanned document or the fact that any signature was transmitted through the use of a facsimile machine or email as a defense to the enforcement of the Amendment.

15.     Conflict; Ratification. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control. Landlord and Tenant hereby agree that (a) this Amendment is incorporated into and made a part of the Lease, (b) any and all references to the Lease hereinafter shall include this Amendment, and (c) the Lease, and all terms, conditions and provisions of the Lease, are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly authorized, executed and delivered as of the day and year first set forth above.

TENANT: BIO-KEY INTERNATIONAL, INC., a Delaware corporation	LANDLORD: BRE/DP MN LLC, a Delaware limited liability company
By:	By:
Name:	Name:
Title:	Title: